Exhibit 4.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              COMDIAL CORPORATION



         Comdial Corporation,  a corporation organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), does hereby certify:

         FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling a special meeting of stockholders for consideration thereof. The proposed amendment is as follows:


                  Article THIRD of the Company's Certificate of Incorporation shall be amended by adding Division III, as set forth below:


                  III. Reverse Stock Split

                Upon filing  with  and   acceptance  by  the
         Secretary of State of the State of Delaware of a Certificate of Amendment to the Corporation's Restated Certificate of Incorporation whereby Article THIRD is amended to include this Division III, each three (3) issued and outstanding shares of Common Stock, $0.01 par value per share, of this Corporation shall thereby be combined into one (1) share of validly issued, fully paid and non-assessable share of Common Stock, $0.01 par value per share. Each person at that time holding of record any issued and outstanding shares of Common Stock shall receive upon surrender to the Corporation's transfer agent a stock certificate or certificates to evidence and represent the number of shares of post-reverse split Common Stock to which such stockholder is entitled after giving effect to the reverse split; provided, however, that this Corporation shall not issue fractional shares of Common Stock in connection with this reverse stock split, but, in lieu thereof shall make a cash payment equal to the Market Value (as subsequently defined herein) of each share of Common Stock to holders thereof who would otherwise be entitled to receive fractional shares, except for the provisions hereof, upon surrender of certificates representing those shares to the Corporation's transfer agent. The ownership of such fractional interests shall not entitle the holder thereof to any voting, dividend or other right, except the right to receive payment therefor as described above. For the purposes hereof, "Market Value" of shares of Common Stock shall mean an amount per share equal to the average of the closing bid price for the Common Stock on the five trading days prior to the date on which the reverse split is effective, as reported by the National Association of Securities Dealers Automated Quotation system.


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         SECOND:  That  thereafter,  pursuant  to  resolution  of its  Board  of
Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the proposed amendment.

         THIRD: That the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN  WITNESS   WHEREOF,   the   Corporation   has  caused  this
certificate to be signed by William G. Mustain, its President, and Wayne R. Wilver, its Secretary, this 3rd day of August, 1995.


                                     COMDIAL CORPORATION



                                     By:
                                        ----------------------------
                                       William G. Mustain, President

ATTEST:
       --------------------------
       Wayne R. Wilver, Secretary

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